PROSPECTUS SUPPLEMENT
To Prospectus dated January 12, 1999            Filed pursuant to Rule 424(b)(3)
As Supplemented to Date                         Registration No. 333-57733


                                3,000,000 Shares

                                  PROVANT, INC.

                                  COMMON STOCK


         This Prospectus Supplement supplements our Prospectus dated January 12, 1999 that forms a part of our Registration Statement on Form S-4 (File No. 333-57733). This Supplement should be read in conjunction with the Prospectus.

     On February 11, 1999, we acquired Educational Discoveries, Inc., a company that provides custom designed workshop training services. Since the Company's initial public offering in May 1998, PROVANT has acquired seven businesses. Each acquisition was accounted for under the purchase method of accounting. The aggregate purchase price of these acquisitions was $62.9 million, consisting of $34.8 million in cash, $1.0 million in notes and 1,799,348 shares of common stock. In addition, the former owners of all but one of these businesses are entitled to receive contingent consideration based upon the future performance of these businesses. For accounting purposes, any contingent consideration paid in these acquisitions will be treated as additional purchase price.

         We regularly review potential acquisition candidates and have held preliminary discussions with a number of such candidates. In addition, at any given time we may have entered into one or more letters of intent or purchase agreements to acquire such acquisition candidates.






            The date of this Prospectus Supplement is March 26, 1999.